ROUGE RESOURCES LTD.

(An Exploration Stage Company)

FINANCIAL STATEMENTS

YEARS ENDED JANUARY 31, 2013 AND 2012

(Expressed in Canadian Dollars)

INDEPENDENT AUDITOR’S REPORT

To the Shareholders of Rouge Resources Ltd.:

We have audited the accompanying financial statements of Rouge Resources Ltd., which comprise the statements of financial position as at January 31, 2013 and 2012, and the statements of comprehensive loss, changes in equity and cash flows for the years then ended, and a summary of significant accounting policies and other explanatory information.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence that we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements present fairly, in all material respects, the financial position of Rouge Resources Ltd. as at January 31, 2013 and 2012, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of Matter

Without modifying our opinion, we draw attention to Note 1 to the financial statements which describes matters and conditions that indicate the existence of a material uncertainty that may cast significant doubt on the ability of Rouge Resources Ltd. to continue as a going concern.

DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED ACCOUNTANTS
Vancouver, Canada
May 10, 2013

Rouge Resources Ltd.
Statements of Financial Position
(Expressed in Canadian dollars)

		January 31,	January 31,
	Note	2013	2012
ASSETS

Current assets
Cash		$301,845	$17,823
Value-added tax receivable		4,122	2,951
Prepaid expenses		1,625	-
		307,592	20,774
Non-current assets
Credit card security deposit		6,900	6,900
Equipment	4	1,811	2,587
Exploration and evaluation assets	5	268,574	212,879
		277,285	222,366

TOTAL ASSETS		$584,877	$243,140

LIABILITIES

Current liabilities
Trade payables and accrued liabilities	6	$38,883	$58,030
Loan payable	7	39,676	-
Related party payables	8	11,466	254,118
		90,025	312,148
Non-current liability
Loan payable	7	-	39,676

TOTAL LIABILIITES		90,025	351,824

SHAREHOLDERS’ EQUITY

Share capital	9	3,953,590	3,110,796
Convertible debt reserve	10	53,357	53,357
Deficit		(3,512,095)	(3,272,837)

TOTAL SHAREHOLDERS’ EQUITY		494,852	(108,684)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		$584,877	$243,140

Going concern	1

Approved on behalf of the Board of Directors:

“Linda Smith”	“Ronald McGregor”
Director	Director

The accompanying notes are an integral part of these financial statements	3

Rouge Resources Ltd.
Statements of Comprehensive Loss
(Expressed in Canadian dollars)

		Years ended January 31,
	Note	2013	2012
Expenses
Amortization	4	$776	$1,008
Consulting fees	8	5,670	-
Listing application expenses	9	62,601	90,507
Management services	8	60,000	60,000
Office admin and travel	8	44,506	64,022
Professional fees	8	47,705	47,387
Transfer agent and filing fees		18,000	16,360

Net and comprehensive loss		$(239,258)	$(279,284)
Loss per share – basic and diluted	9	$(0.01)	$(0.01)
Weighted average number of shares outstanding – basic and diluted		42,299,073	40,565,171

Rouge Resources Ltd.
Statements of Changes in Equity
(Expressed in Canadian dollars)

				Convertible
		Share capital		Debt
	Note	Number	Amount	Reserve	Deficit	Total

Balance at February 1, 2011		40,565,171	$3,110,796	$53,357	$(2,993,553)	$170,600

Comprehensive loss		-	-	-	(279,284)	(279,284)

Balance at January 31, 2012		40,565,171	3,110,796	53,357	(3,272,837)	(108,684)

Comprehensive loss		-	-	-	(239,258)	(239,258)
Proceeds from common shares issued	9	4,068,000	1,017,000	-	-	1,017,000
Share issue costs	9	-	(174,206)	-	-	(174,206)

Balance at January 31, 2013		44,633,171	$3,953,590	$53,357	$(3,512,095)	$494,852

Rouge Resources Ltd.
Statements of Cash Flows
(Expressed in Canadian dollars)

	Years ended January 31,
	2013	2012
Operating activities
Net and comprehensive loss	$(239,258)	$(279,284)
Adjustment for non-cash item:
Amortization	776	1,008
Changes in non-cash working capital items:
Value-added tax receivable	(1,171)	5,468
Prepaid expenses	(1,625)	-
Trade payables and accrued liabilities	(19,147)	14,217

Net cash flows used in operating activities	(260,425)	(258,591)

Investing activities
Expenditures on equipment	-	(709)
Expenditures on exploration and evaluation assets	(55,695)	(12,000)

Net cash flows used in investing activities	(55,695)	(12,709)

Financing activities
Change in related party payables	(242,652)	144,171
Proceeds from common shares issued	1,017,000	-
Share issue costs	(174,206)	-

Net cash flows from financing activities	600,142	144,171

Increase (decrease) in cash	284,022	(127,129)
Cash, beginning	17,823	144,952

Cash, ending	$301,845	$17,823

Rouge Resources Ltd.
Notes to the Financial Statements
(Expressed in Canadian dollars)
For the years ended January 31, 2013 and 2012

1.          Nature and continuance of operations

Rouge Resources Ltd (the “Company”) was incorporated on March 31, 1988 under the laws of the province of British Columbia, Canada, and its principal activity is the acquisition and exploration of mineral properties. The Company’s shares are traded on the TSX Venture Exchange (“TSX-V”) and quoted on the OTC:BB in the United States. The Company’s registered and records office is located at Suite 203 - 409 Granville St., Vancouver, British Columbia, V6C 1T2.

These financial statements have been prepared on the assumption that the Company will continue as a going concern, meaning it will continue in operation for the foreseeable future and will be able to realize assets and discharge liabilities in the ordinary course of business. As at January 31, 2013, the Company had not advanced any of its properties to commercial production and is not able to finance day-to-day activities through operations. The Company’s continuation as a going concern is dependent upon the successful results from its mineral property exploration activities; its ability to attain profitable operations and generate funds therefrom; and its ability to raise equity capital or borrowings sufficient to meet current and future obligations. These factors indicate the existence of a material uncertainty that may cast significant doubt about the Company’s ability to continue as a going concern. Management intends to finance operating costs over the next twelve months with existing cash on hand, loans from directors and companies controlled by directors, and/or private placement of common shares. Should the Company be unable to continue as a going concern, the net realizable value of its assets may be materially less than the amounts on its Statements of Financial Position.

2.          Significant accounting policies and basis of preparation

These financial statements were authorized for issue on May 10, 2013 by the directors of the Company.

Statement of compliance with International Financial Reporting Standards
The financial statements of the Company comply with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”).

Basis of preparation
These financial statements have been prepared on an accrual basis; are based on historical costs, modified where applicable; and are presented in Canadian dollars unless otherwise noted.

Significant estimates and assumptions
The preparation of financial statements in accordance with IFRS requires the Company to make estimates and assumptions concerning the future. The Company’s management reviews these estimates and underlying assumptions on an ongoing basis, based on experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Revisions to estimates are adjusted for prospectively in the period in which the estimates are revised.

Estimates and assumptions where there is significant risk of material adjustments to assets and liabilities in future accounting periods include: the useful lives of equipment, the recoverability of the carrying value of exploration and evaluation assets, fair value measurements for financial instruments, recoverability and measurement of deferred tax assets, and provisions for restoration and environmental obligations and contingent liabilities.

Significant judgments
The preparation of financial statements in accordance with IFRS requires the Company to make judgments, apart from those involving estimates and assumptions, in applying accounting policies. The most significant judgments in preparing the Company’s financial statements include:

-	Assessment of the Company’s ability to continue as a going concern and whether there are events or conditions that may give rise to significant uncertainty; and
-	Classification / allocation of expenditures as exploration and evaluation assets or operating expenses.

Rouge Resources Ltd.
Notes to the Financial Statements
(Expressed in Canadian dollars)
For the years ended January 31, 2013 and 2012

Foreign currency translation, transactions and balances
The functional currency of a Company is measured using the currency of the primary economic environment in which it operates. These financial statements are presented in Canadian dollars which is the Company’s functional and presentation currency.

Foreign currency transactions, where applicable, are translated into the functional currency using the exchange rates prevailing at the date of the transaction. Foreign currency monetary items are translated at the period-end exchange rate. Non-monetary items measured at historical cost continue to be carried at the exchange rate at the date of the transaction. Non-monetary items measured at fair value are reported at the exchange rate at the date when fair values were determined.

Exchange differences arising on the translation of monetary items or on settlement of monetary items are recognized in the Statement of Comprehensive Loss in the period in which they arise, except where deferred in equity as a qualifying cash flow or net investment hedge.

Exchange differences arising on the translation of non-monetary items are recognized in other comprehensive income to the extent that gains and losses arising on those non-monetary items are also recognized in other comprehensive income. Where the non-monetary gain or loss is recognized in profit or loss, the exchange component is also recognized in profit or loss.

Exploration and evaluation assets
Costs incurred before the Company has obtained the legal rights to explore an area are expensed as incurred. Exploration and evaluation expenditures include the costs of acquiring licenses and costs associated with exploration and evaluation activity. Option payments are considered acquisition costs provided that the Company has the intention of exercising the underlying option.

Property option agreements are exercisable entirely at the option of the optionee. Therefore, option payments (or recoveries) are recorded when payment is made (or received) and are not accrued.

Exploration and evaluation expenditures are capitalized. The Company capitalizes costs to specific blocks of claims or areas of geological interest. Government tax credits received are recorded as a reduction to the cumulative costs incurred and capitalized on the related property.

Exploration and evaluation assets are tested for impairment if facts or circumstances indicate that impairment exists. Examples of such facts and circumstances are as follows:

-	the period for which the Company has the right to explore in the specific area has expired during the period or will expire in the near future, and is not expected to be renewed;

-	substantive expenditure on further exploration for and evaluation of mineral resources in the specific area is neither budgeted nor planned;

-

exploration for and evaluation of mineral resources in the specific area have not led to the discovery of commercially viable quantities of mineral resources and the entity has decided to discontinue such activities in the specific area; and

-

sufficient data exist to indicate that, although a development in the specific area is likely to proceed, the carrying amount of the exploration and evaluation asset is unlikely to be recovered in full from successful development or by sale.

After technical feasibility and commercial viability of extracting a mineral resource are demonstrable, the Company stops capitalizing expenditures for the applicable block of claims or geological area of interest and tests the asset for impairment. The capitalized balance, net of any impairment recognized, is then reclassified to either tangible or intangible mine development assets according to the nature of the asset.

Rouge Resources Ltd.
Notes to the Financial Statements
(Expressed in Canadian dollars)
For the years ended January 31, 2013 and 2012

Share-based payments
The Company has a stock option plan. Share-based payments to employees are measured at the fair value of the instruments issued and amortized over the vesting periods. Share-based payments to non-employees are measured at the fair value of goods or services received or the fair value of the equity instruments issued, if it is determined the fair value of the goods or services cannot be reliably measured, and are recorded at the date the goods or services are received. Compensation expense is recognized and the corresponding amount is recorded in the share option reserve. The fair value of options is determined using the Black–Scholes pricing model. The number of shares and options expected to vest is reviewed and adjusted at the end of each reporting period such that the amount recognized for services received as consideration for the equity instruments granted shall be based on the number of equity instruments that eventually vest. When the options are exercised, share capital is credited for the consideration received and the related share option reserve is decreased.

Loss per share
Basic loss per share is calculated by dividing the loss attributable to common shareholders by the weighted average number of common shares outstanding in the period. For all periods presented, the loss attributable to common shareholders equals the reported loss attributable to owners of the Company. Diluted loss per share is calculated by the treasury stock method. Under this method, the weighted average number of common shares outstanding for the calculation of diluted loss per share assumes that the proceeds to be received on the exercise of dilutive share options and warrants are used to repurchase common shares at the average market price during the period. Any stock options or share purchase warrants outstanding cause the calculation of diluted loss per share to be anti-dilutive and are therefore not included in the calculation.

Financial instruments
The Company classifies its financial instruments in the following categories: fair value through profit or loss (“FVTPL”), loans and receivables, held-to-maturity investments, available-for-sale and financial liabilities. The classification depends on the purpose for which the financial instruments were acquired. Management determines the classification of its financial instruments at initial recognition.

Financial assets are classified at fair value through profit or loss when they are held-for-trading for the purpose of short-term profit taking, derivatives not held for hedging purposes, or when they are designated as such to avoid an accounting mismatch or to enable performance evaluation where a group of financial assets is managed by key management personnel on a fair value basis in accordance with a documented risk management or investment strategy. Such assets are subsequently measured at fair value with unrealized changes in carrying value being included in profit or loss.

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market and are subsequently measured at amortized cost. They are included in current assets except for maturities greater than 12 months after the end of the reporting period. These are classified as non-current assets.

Held-to-maturity investments are non-derivative financial assets that have fixed maturities and fixed or determinable payments with Company’s intention to hold these investments to maturity. They are subsequently measured at amortized cost. Held-to-maturity investments are included in non-current assets, except for those instruments that are expected to mature within 12 months after the end of the reporting period. Available-for-sale financial assets are non-derivative financial assets that are designated as available-for-sale or are not suitable to be classified as financial assets at fair value through profit or loss , loans and receivables or held-to-maturity investments and are subsequently measured at fair value. These are included in current assets to the extent they are expected to be realized within 12 months after the end of the reporting period. Unrealized gains and losses are recognized in other comprehensive income, except for impairment losses and foreign exchange gains and losses on monetary financial assets which are recognized in profit or loss.

Non-derivative financial liabilities (excluding financial guarantees) are subsequently measured at amortized cost.

Rouge Resources Ltd.
Notes to the Financial Statements
(Expressed in Canadian dollars)
For the years ended January 31, 2013 and 2012

Regular purchases and sales of financial assets are recognized on the trade-date, ie. the date on which the group commits to purchase the asset.

Financial assets are derecognized when the rights to receive cash flows from the investments have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership.

At each reporting date, the Company assesses whether there is objective evidence that a financial instrument has been impaired. In the case of available-for-sale financial instruments, a significant and prolonged decline in the value of the instrument is considered to determine whether an impairment has arisen.

Transaction costs related to financial instruments include professional, consulting, regulatory, agency commissions and other costs that are incremental to the acquisition, issuance or disposition of financial assets, liabilities or equity instruments. Transaction costs are initially charged to the related financial instrument or equity instrument, except where the financial instrument is classified as fair value through profit or loss , in which case transaction costs are expensed to the Statement of Comprehensive Loss immediately.

The Company does not have any derivative financial assets and liabilities.

Impairment of assets
The carrying amount of the Company’s non-current assets, which include equipment and exploration and evaluation assets, is reviewed at each reporting date to determine whether there is an indication of impairment. If such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss. An impairment loss is recognized in the Statement of Comprehensive Loss whenever the carrying amount of the asset, or its cash-generating unit, exceeds its recoverable amount.

The recoverable amount is the greater of an asset’s fair value less costs to sell and its value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate cash flows largely independent of those from other assets, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

A cash-generating unit is the smallest identifiable group of assets that generates cash inflows largely independent of the cash flows from other assets or groups of assets. Impairment losses recognized in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to the cash-generating unit and then to reduce the carrying amount of the other assets in the unit on a pro-rata basis.

An impairment loss is only reversed if there is an indication that the impairment loss may no longer exist and there has been a change in the estimates used to determine the recoverable amount. However, any reversal of impairment can not increase the carrying value of the asset to an amount higher than the carrying amount that would have been determined had no impairment loss been recognized in previous years. An impairment loss with respect to goodwill is never reversed.

Assets that have an indefinite useful life are not subject to amortization and are tested annually for impairment.

Income taxes
Current income tax
Current income tax assets and liabilities for the current period are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted, at the reporting date, in the countries where the Company operates and generates taxable income.

Current income tax relating to items recognized directly in other comprehensive income or equity is recognized in other comprehensive income or equity and not in profit or loss. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

Rouge Resources Ltd.
Notes to the Financial Statements
(Expressed in Canadian dollars)
For the years ended January 31, 2013 and 2012

Deferred income tax
Deferred income tax is recognized using the asset and liability method on temporary differences at the reporting date arising between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

The carrying amount of deferred income tax assets is reviewed at the end of each reporting period and recognized only to the extent that it is probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

Deferred income tax assets and deferred income tax liabilities are offset, if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred income taxes relate to the same taxable entity and the same taxation authority.

Flow-through shares
On the issuance of flow-through shares, any premium received in excess of the closing market price of the Company’s common shares is initially recorded as a liability (“flow-through tax liability”). Provided that the Company has renounced the related expenditures, or that there is a reasonable expectation that it will do so, the flow-through tax liability is reduced on a pro-rata basis as the expenditures are incurred. If such expenditures are capitalized, a deferred tax liability is recognized. To the extent that the Company has suitable unrecognized deductible temporary differences, an offsetting recovery of deferred income taxes would be recorded.

Restoration and environmental obligations
The Company recognizes liabilities for statutory, contractual, constructive or legal obligations associated with the retirement of long-term assets, when those obligations result from the acquisition, construction, development or normal operation of the assets. The net present value of future restoration cost estimates arising from the decommissioning of plant and other site preparation work is capitalized to the related asset along with a corresponding increase in the restoration provision in the period incurred. Discount rates using a pre-tax rate that reflects the time value of money are used to calculate the net present value.

The Company’s estimates of restoration costs could change as a result of changes in regulatory requirements, discount rates and assumptions regarding the amount and timing of the future expenditures. These changes are recorded directly to exploration and evaluation assets with corresponding entries to the related asset and the restoration provision. The Company’s estimates are reviewed annually for changes in regulatory requirements, discount rates, effects of inflation and changes in estimates.

Changes in the net present value, excluding changes in the Company’s estimates of restoration costs, are charged to the Statement of Comprehensive Loss for the period. The net present value of restoration costs arising from subsequent site damage that is incurred on an ongoing basis during production are charged to the Statement of Comprehensive Loss in the period incurred.

The costs of restoration projects that were included in the provision are recorded against the provision as incurred. The costs to prevent and control environmental impacts at specific properties are capitalized in accordance with the Company’s accounting policy for exploration and evaluation assets.

At present, the Company has not identified any significant restoration and environmental obligations in its operations. Accordingly, no provision has been made.

Rouge Resources Ltd.
Notes to the Financial Statements
(Expressed in Canadian dollars)
For the years ended January 31, 2013 and 2012

Equipment
Equipment is stated at historical cost less accumulated amortization and accumulated impairment losses. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. The carrying amount of the replaced part, if applicable, is derecognized. All other repairs and maintenance are charged to the Statement of Comprehensive Loss during the financial period in which they are incurred.

Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognized in the Statement of Comprehensive Loss.

Amortization is calculated on a declining balance method to write-off the cost of the equipment to its residual value over its estimated useful life at the rate of 30% per year.

Comparative figures
Certain comparative figures have been reclassified to conform to the current year’s presentation.

3.          Accounting standards issued but not yet effective

New standard IFRS 9 “Financial Instruments”
This new standard is a partial replacement of IAS 39 “Financial Instruments: Recognition and Measurement”. IFRS 9 uses a single approach to determine whether a financial asset is measured at amortized cost or fair value, replacing the multiple rules in IAS 39. The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets.

The new standard also requires a single impairment method to be used, replacing the multiple impairment methods in IAS 39. IFRS 9 is effective for annual periods beginning on or after January 1, 2015.

New standard IFRS 10 “Consolidated Financial Statements”
This new standard will replace IAS 27 “Consolidated and Separate Financial Statements”, and SIC-12 “Consolidation – Special Purpose Entities”. Concurrent with IFRS 10, the IASB issued IFRS 11 “Joint Ventures”; IFRS 12 “Disclosures of Involvement with Other Entities”; IAS 27 “Separate Financial Statements”, which has been amended for the issuance of IFRS 10 but retains the current guidance for separate financial statements; and IAS 28 “Investments in Associates and Joint Ventures”, which has been amended for conforming changes based on the issuance of IFRS 10 and IFRS 11. IFRS 10 uses control as the single basis for consolidation, irrespective of the nature of the investee, eliminating the risks and rewards approach included in SIC-12, and requires continuous assessment of control over an investee. The above consolidation standards are effective for annual periods beginning on or after January 1, 2013.

New standard IFRS 11 “Joint Arrangements”
This new standard requires a venturer to classify its interest in a joint arrangement as a joint venture or joint operation. Joint ventures will be accounted for using the equity method of accounting whereas for a joint operation the venture will recognize its share of the assets, liabilities, revenue and expenses of the joint operation. Under existing IFRS, entities have the choice to proportionately consolidate or equity account for interests in joint ventures. IFRS 11 supersedes lAS 31, Interests in Joint Ventures, and SIC-13, Jointly Controlled Entities-Non-monetary Contributions by Venturers.

New standard IFRS 12 “Disclosure of Interests in Other Entities”
This new standard establishes disclosure requirements for interests in other entities, such as joint arrangements, associates, special purpose vehicles and off balance sheet vehicles. The standard carries forward existing disclosures and also introduces significant additional disclosure requirements that address the nature of, and risks associated with, an entity's interests in other entities.

Rouge Resources Ltd.
Notes to the Financial Statements
(Expressed in Canadian dollars)
For the years ended January 31, 2013 and 2012

New standard IFRS 13 “Fair value measurement”
This new standard replaces the fair value measurement guidance currently included in various other IFRS standards with a single definition of fair value and extensive application guidance. IFRS 13 provides guidance on how to measure fair value and does not introduce new requirements for when fair value is required or permitted. It also establishes disclosure requirements to provide users of the financial statements with more information about fair value measurements. IFRS 13 is effect for annual periods beginning on or after January 1, 2013.

New interpretation IFRIC 20 “Stripping Costs in the Production Phase of a Surface Mine”
This new IFRIC clarifies when production stripping should lead to the recognition of an asset and how that asset should be measured, both initially and in subsequent periods. IFRIC 20 is effective for annual periods beginning on or after January 1, 2013.

Amendments to IAS 32 “Financial Instruments: Presentation”
These amendments address inconsistencies when applying the offsetting requirements, and is effective for annual periods beginning on or after January 1, 2014.

Financial statement presentation
In June 2011, the IASB and the Financial Accounting Standards Board (“FASB”) issued amendments to standards to align the presentation requirements for other comprehensive income (“OCI”). The IASB issued amendments to IAS 1 “Presentation of Financial Statements” to require companies preparing financial statements under IFRS to group items within OCI that may be reclassified to the profit or loss. The amendments also reaffirm existing requirements that items in OCI and profit or loss should be presented as either a single statement or two consecutive statements. The amendments are effective for fiscal years beginning on or after July 1, 2012.

The Company has not early adopted these standards and is currently assessing the impact that these standards will have on its financial statements.

Other accounting standards or amendments to existing accounting standards that have been issued but have future effective dates are either not applicable or are not expected to have a significant impact on the Company’s financial statements.

4.          Equipment

		Accumulated	Net book
	Cost	amortization	Value

Balance at February 1, 2011	$8,001	$(5,115)	$2,886
Additions	709	-	709
Amortization expense	-	(1,008)	(1,008)

Balance at January 31, 2012	$8,710	$(6,123)	$2,587
Additions	-	-	-
Amortization expense	-	(776)	(776)
Balance at January 31, 2013	$8,710	$(6,899)	$1,811

Rouge Resources Ltd.
Notes to the Financial Statements
(Expressed in Canadian dollars)
For the years ended January 31, 2013 and 2012

5.          Exploration and evaluation assets

The following table summarizes the amounts expended on exploration and evaluation assets for the years ended January 31, 2013 and 2012:

	North-Central Ontario		Total for	Total for
			year ended	year ended
	Dotted Lake	Lampson Lake	January 31,	January 31,
	mining claims	mining claims	2013	2012

Property acquisition costs
Balance, beginning	$15,261	$21,033	$36,294	$24,294
Additions	9,346	16,000	25,346	12,000
Balance, ending	24,607	$37,033	$61,640	$36,294

Exploration and evaluation costs
Balance, beginning	$176,585	$-	$176,585	$176,585
Additions
Field and camp costs	21,477	-	21,477	-
Geological consulting and reporting	3,488	-	3,488	-
Project administration	3,606	-	3,606	-
Soil sample analysis	1,778	-	1,778	-
	30,349	-	30,349	-
Balance, ending	$206,934	$-	$206,934	$176,585
Total balance, ending	$231,541	$37,033	$268,574	$212,879

The original Dotted Lake Property (“Dotted Lake Property”) consisted of one claim acquired by the Company in 2001 which was allowed to lapse in 2002 then was re-staked by the Company in March 2003 at a cost of $4,206. In October 2009, the Company expanded its 100% interest in this Property from a single claim to ten claims at a cost of $11,055. During the year ended January 31, 2013, the Company paid $9,346 with respect to staking of six additional contiguous claims. The Company now has sixteen claims in the Dotted Lake area plus an option to purchase the two adjacent Lampson Lake claims described below. Also, during the current year, the Company paid $30,349 for a prospecting and sampling program on the Dotted Lake Property.

On April 20, 2010, the Company entered into an option to purchase agreement regarding two claims adjacent to the Dotted Lake Property, known as the Lampson Lake Property. The Company has an exclusive option to purchase a 100% interest in these two claims by making option payments totaling $60,000 as follows: $7,000 paid on April 20, 2010 when the agreement was signed; $12,000 paid on April 20, 2011; $16,000 paid during the current fiscal year on April 20, 2012; and $25,000 payable on April 20, 2013. The optionors agreed on March 1, 2013 to split the final payment of $25,000 into two equal amounts of $12,500, the first payable on April 20, 2013 (paid subsequent to year end) and the second on April 20, 2014.

These claims are subject to a 2% net smelter royalty (“NSR”) in favour of the optionors on one claim and with respect to the other, a combination of a 2% NSR in favour of the optionors and a 1% NSR on any metals and/or a 1% NSR payable to Ontario Exploration Company (“OEC”) on any precious metals recovered from the property. The Company has the right to buy back 1% of the NSR in favour of the optionors for $1,000,000 and to buy back three-quarters of 1% of the royalty vested with OEC over 10 years on an increasing scale from $15,000 to $750,000.

Rouge Resources Ltd.
Notes to the Financial Statements
(Expressed in Canadian dollars)
For the years ended January 31, 2013 and 2012

6.          Trade payables and accrued liabilities

	As at January 31,
	2013	2012

Trade payables	$17,958	$22,730
Accrued liabilities	20,925	35,300
	$38,883	$58,030

7.          Loan payable

In February 2012, the Company entered into an agreement to defer $39,676 of debt owed to a professional advisor to a date beyond July 31, 2013. This amount has been reclassified to a current liability as at January 31, 2013 and is unsecured and non-interest bearing.

8.          Related party payables and transactions

The following amounts are due to related parties as at January 31, 2013 and 2012:

	As at January 31,
	2013	2012
Payable to Company directors and companies controlled by directors	$11,466	$254,118

These amounts are non-interest bearing, unsecured with no fixed term of repayment.

The Company had the following transactions with directors and companies controlled by directors for the years ended January 31, 2013 and 2012:

	Year ended January 31,
	2013	2012

Consulting fees	$4,500	$-
Management fees	60,000	60,000
Office rent	30,000	30,000
Professional fees	16,322	9,034
	$110,822	$99,034

Key management personnel compensation:

	Year ended January 31,
	2013	2012
Management fees	$60,000	$60,000
Professional fees	16,322	9,034
	$76,322	$69,034

Rouge Resources Ltd.
Notes to the Financial Statements
(Expressed in Canadian dollars)
For the years ended January 31, 2013 and 2012

9.          Share capital

Authorized share capital
Unlimited number of common shares without par value.

Issued share capital
At January 31, 2013, there were 44,633,171 issued and fully paid common shares outstanding (January 31, 2012 –40,565,171) of which 5,684,400 shares are held in escrow, subject to release under regulatory approval.

Private placements
On August 28, 2012, 4,068,000 units were issued in connection with the closure of two private placements, one brokered and the other non-brokered. The brokered private placement raised $829,000 (3,316,000 Units) through Canaccord Genuity Corp. (the “Agent”) and the non-brokered private placement raised $188,000 (752,000 Units) for combined gross proceeds of $1,017,000 (4,068,000 units). Each unit of the Company was issued for $0.25 consisting of one common share and one transferable share purchase warrant. Each warrant entitles the holder to acquire one additional common share of the Company at a price of $0.40 per share for a period of one year from the date of closing. No fair value was attributed to the warrants. Share issuance costs of $174,206 were incurred in relation to the brokered private placement.

Basic and diluted loss per share
The calculation of basic and diluted loss per share for year ended January 31, 2013 was based on the comprehensive loss attributable to common shareholders of $239,258 (January 31, 2012 - $279,284) and the weighted average number of common shares outstanding of 42,299,073 (January 31, 2012 – 40,565,171). Diluted loss per share does not include the 4,068,000 warrants outstanding as the effect would be anti-dilutive.

Stock options
The Company has adopted an incentive stock option plan which provides that the Board of Directors of the Company may from time to time, in its discretion and in accordance with the TSX-V requirements, grant to directors, officers, employees and technical consultants to the Company, non-transferable stock options to purchase common shares, provided that the number of common shares reserved for issuance in any twelve month period will not exceed 10% of the Company’s issued and outstanding common shares. Such options will be exercisable for a period of up to 5 years from the date of grant at a price not less than the closing price of the Company’s shares on the last trading day before the grant of such options less any discount, if applicable, but in any event not less than $0.10 per share In connection with the foregoing, the number of common shares reserved for issuance to any one optionee insider in any twelve month period will not exceed ten percent (10%) of the issued and outstanding common shares and the number of common shares reserved for issuance to any one employee or consultant will not exceed two percent (2%) of the issued and outstanding common shares. Options may be exercised no later than 90 days following cessation of the optionee’s position with the Company or 30 days following cessation of an optionee conducting investor relations activities.

At January 31, 2013, the Company had no issued or outstanding stock options.

Rouge Resources Ltd.
Notes to the Financial Statements
(Expressed in Canadian dollars)
For the years ended January 31, 2013 and 2012

Share purchase warrants
The changes in warrants outstanding during the year ended January 31, 2013 and 2012 are as follows:

	January 31, 2013		January 31, 2012
		Weighted		Weighted
	Number of	average	Number of	average
	warrants	exercise price	warrants	exercise price
Balance, beginning	30,000,000	$0.10	30,000,000	$0.10
Warrants issued	4,068,000	0.40	-	-
Warrants expired	(30,000,000)	-	-	-
Balance, ending	4,068,000	$0.40	30,000,000	$0.10

The weighted average life for the share purchase warrants outstanding at January 31, 2013 was 0.57 years.

10.        Convertible debt reserve

The convertible debt reserve records the equity component of convertible debt with liability and equity components. On conversion, the amount recorded is transferred to share capital.

11.        Income tax recovery and deferred tax assets

A reconciliation of the expected income tax recovery to the actual income tax recovery is as follows:

	Year Ended	Year Ended
	January 31, 2013	January 31, 2012
Loss before income taxes	$239,258	$279,284
Combined statutory tax rate	25%	26.4%

Expected income tax recovery at the statutory tax rate	(59,815)	(73,731)
Adjustments resulting from:
Temporary differences	(43,549)	-
Impact of change in tax rates	-	3,907
Non-capital loss expired	-	-
Change in valuation allowance	103,364	69,824
Income tax recovery	$-	$-

The Company has the following deductible temporary differences for which no deferred tax asset has been recognized:

	January 31,	January 31,
	2013	2012
Non-capital losses carried-forward	$1,627,735	$1,354,461
Share issuance costs	140,435	1,614
Equipment	596	(763)
Resource development and exploration costs	200,000	200,000
Total temporary differences	$1,968,766	$1,555,312

Rouge Resources Ltd.
Notes to the Financial Statements
(Expressed in Canadian dollars)
For the years ended January 31, 2013 and 2012

A valuation allowance has been provided to offset the net potential benefit related to the future tax assets due to the uncertainty associated with the ultimate realization of the non-capital losses and resource allowances before expiry.

The tax pools relating to these deductible temporary differences expire as follows:

	Canadian non-	Resources		Share issuance
	capital losses	pool	Equipment	costs
2015	$83,521	$-	$-	$-
2026	132,052	-	-	-
2027	175,837	-	-	-
2028	152,040	-	-	-
2029	182,808	-	-	-
2030	105,295	-	-	-
2031	243,513	-	-	-
2032	278,811	-	-	-
2033	273,858
No expiry	-	468,574	2,407	140,435
	$1,627,735	$468,574	$2,407	$140,435

12.        Financial instruments and financial risk management

The Company is exposed in varying degrees to financial instrument related risks. The Board of Directors approves and monitors the risk management processes, inclusive of documented investment policies, counterparty limits, and controlling and reporting structures. The type of risk exposure and the way in which such exposure is managed is as follows:

Credit risk
Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss. The Company’s primary exposure to credit risk is on its cash held in bank accounts and its credit and security deposit. The Company’s cash and credit card deposit are deposited in bank accounts held with one major bank in Canada so there is a concentration of credit risk. This risk is managed by using a major bank that is a high credit quality financial institution as determined by rating agencies. The Company’s secondary exposure to risk is on its value-added tax refundable which is minimal since it is due from the Canadian Government.

Liquidity risk
Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company has a planning and budgeting process in place to help determine the funds required to support the Company’s normal operating requirements on an on-going basis. The Company ensures there are sufficient funds to meet short-term business requirements, taking into account its current cash position and potential funding sources. Historically, the Company's source of funding has been either the issuance of equity securities for cash through private placements or loans from Company directors and officers. The Company’s access to financing is always uncertain and there can be no assurance of continued access to significant funding from these sources.

Foreign exchange risk
Foreign currency risk is the risk that the fair values of future cash flows of a financial instrument will fluctuate because they are denominated in currencies that differ from the Company’s functional currency. The Company only operates in Canada and is therefore not exposed to foreign exchange risk arising from transactions denominated in a foreign currency.

Rouge Resources Ltd.
Notes to the Financial Statements
(Expressed in Canadian dollars)
For the years ended January 31, 2013 and 2012

Interest rate risk
Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company’s exposure to interest rate risk relates to its ability to earn interest income on cash balances at variable rates. Changes in short term interest rates will not have a significant effect on the fair value of the Company’s cash account.

Classification of financial instruments
Financial assets included in the Statement of Financial Position are as follows:

	As at January 31,
	2013	2012
Fair value through profit and loss:
Cash	$301,845	$17,823
Credit card security deposit	6,900	6,900
	$308,745	$24,723

Financial liabilities included in the Statement of Financial Position are as follows:

	As at January 31,
	2013	2012
Non-derivative financial liabilities:
Trade payables	$17,958	$22,730
Loan payable	39,676	39,676
Related party payables	11,466	254,118
	$69,100	$316,524

Fair value
The fair value of the Company’s financial assets and liabilities approximate the carrying amounts. Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy according to the relative reliability of the inputs used to estimate the fair values. The three levels of the fair value hierarchy are:

• Level 1 –	Unadjusted quoted prices in active markets for identical assets or liabilities;
• Level 2 –	Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and
• Level 3 –	Inputs that are not based on observable market data.

The Company’s financial instrument classified as Level 1 is cash and credit card deposit.

13.        Capital management

The Company's policy is to maintain a sufficient capital base so as to maintain investor and creditor confidence, safeguard the Company’s ability to support the exploration and development of its exploration and evaluation assets and to sustain future development of the business. The capital structure of the Company consists of share and working capital. There were no changes in the Company's approach to capital management during the year and the Company is not subject to any restrictions on its capital.

14.        Segmented information

The Company operates in a single reportable operating segment being the acquisition, exploration and development of mineral properties, currently all located in Canada.